Exhibit 10.4(d)

STOCK APPRECIATION RIGHTS AGREEMENT

PURSUANT TO THE

MASONITE WORLDWIDE HOLDINGS INC. 2009 EQUITY INCENTIVE PLAN

* * * * *

Participant:

Grant Date:

Base Price:                          $[            ]1

Number of Shares subject to this SAR:

* * * * *

THIS STOCK APPRECIATION RIGHTS AGREEMENT (this “Agreement”), dated as of the Grant Date specified above, is entered into by and between Masonite Worldwide Holdings Inc., a Canadian corporation (the “Company”), and the Participant specified above, pursuant to the Masonite Worldwide Holdings Inc. 2009 Equity Incentive Plan (the “Plan”), which is administered by the Committee; and

WHEREAS, it has been determined under the Plan the Company will grant the stock appreciation rights (“SAR”) provided for herein to the Participant;

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the parties hereto hereby mutually covenant and agree as follows:

1. Incorporation By Reference; Plan Document Receipt. This Agreement is subject in all respects to the terms and provisions of the Plan (including, without limitation, any amendments thereto adopted at any time and from time to time unless such amendments are expressly intended not to apply to the grant of the SAR hereunder), all of which terms and provisions are made a part of and incorporated in this Agreement as if they were each expressly set forth herein. The Participant hereby acknowledges receipt of a true copy of the Plan and that the Participant has read the Plan carefully and fully understands its content. In the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.

[1]	The SAR base price will be determined on a $500 million equity valuation of the Company.

2. Grant of SAR. The Company hereby grants to the Participant as of the Grant Date a SAR on the number of Shares specified above. This SAR represents the right, upon exercise, to receive a number of Shares with a Fair Market Value on the date of exercise equal to the product of (i) the aggregate number of Shares with respect to which this SAR is exercised and (ii) excess of (A) the Fair Market Value of a Share as of the date of exercise over (B) the SAR Base Price specified above.

3. Vesting and Exercisability of SAR.

(a) Vesting. Except as otherwise provided in this Section 3, the SAR subject to this grant shall vest as follows, provided that the Participant is then employed by the Company and/or one of its Subsidiaries or Affiliates on each such vesting date: (i) thirty percent (30%) on the first anniversary of the Grant Date, (ii) thirty percent (30%) on the second anniversary of the Grant Date, (iii) twenty percent (20%) on the third anniversary of the Grant Date, and (iv) twenty percent (20%) the fourth anniversary of the Grant Date.

(b) Certain Terminations. Any unvested portion of this SAR shall immediately become vested upon a Termination due to (i) the Participant’s death, (ii) the Participant’s Disability, (iii) a Termination by the Company without Cause or (iv) a Termination by the Participant for Good Reason.

(c) Change in Control. Any unvested portion of this SAR shall immediately become vested upon the six (6) month anniversary of a Change in Control; provided the Participant is continuously employed by the Company or its Subsidiaries through such date.

(d) Exercisability. To the extent that the SARs have become vested with respect to a percentage of the SARs granted, the vested SARs must, and may only, be exercised within sixty (60) days (but in no event later than the stated term of this SAR) following the first to occur of (I) the six (6) month anniversary of a Change in Control, (II) the 30th day following a Termination or (III) [Insert Date Certain]. To the extent any SAR is not exercised prior to the expiration of relevant the sixty (60) day period described in this Section 3(d), the SAR will terminate and be forfeited for no consideration. If the Company determines, within 120 days of the Grant Date, that the Base Price is at least equal to the Fair Market Value of a Share on the grant Date, the first two sentences of this Section 3(d) shall be disregarded and the vested SARs may be exercised at any time before their termination and/or expiration. If the exercise of a vested SAR takes place following a Change in Control, the SAR so exercised shall be settled for the same value and form of consideration as received by holders of Shares generally in connection with such transaction.

(e) Expiration. Unless earlier terminated in accordance with the terms and provisions of the Plan and/or this Agreement, this SAR shall expire and shall no longer be exercisable after the expiration of ten (10) years from the Grant Date.

4. Termination. Subject to the first two sentences of Section 3(d):

(a) Termination by Reason of Death or Disability. If a Participant’s Termination is by reason of death or Disability, any portion of this SAR that is held by such Participant that is vested and exercisable at the time of the Participant’s Termination may be exercised by the Participant (or, in the case of death, by the legal representative of the Participant’s estate) at any time within a one-year period from the date of such Termination, but in no event beyond the expiration of the stated term of this SAR; provided, however, if the Participant dies within such exercise period, all unexercised SARs held by such Participant shall thereafter be exercisable, to the extent to which they were exercisable at the time of death, for a period of one year from the date of such death, but in no event beyond the expiration of the stated term of this SAR.

(b) Termination Other Than for Cause or by Reason of Death or Disability. If a Participant’s Termination is for any reason other than for Cause, or due to the Participant’s death or Disability, any portion of this SAR that is held by such Participant that is vested and exercisable at the time of the Participant’s Termination may be exercised by the Participant at any time within a period of 90 days from the date of such Termination, but in no event beyond the expiration of the stated term of this SAR.

(c) Termination for Cause. If a Participant’s Termination is for Cause any portion of this SAR, whether vested or unvested, that is held by such Participant shall thereupon terminate and expire as of the date of such Termination.

(d) Unvested SARs. Any portion of this SAR that is not vested as of the date of a Participant’s Termination for any reason shall terminate and expire as of the date of such Termination.

5. Dividends and Other Distributions. If the Company makes an Extraordinary Distribution then, to reflect such Extraordinary Distribution, this SAR shall be adjusted to retain the pre-Extraordinary Distribution spread by (i) decreasing the Base Price, in a manner consistent with Section 409A of the Code or (ii) if the Base Price, as adjusted, would be less than twenty-five (25%) of the value of the Company’s common stock post-Extraordinary Distribution, the Participant shall be granted dividend equivalent rights for the balance of the lost spread, such rights to be payable in cash upon vesting of the related SAR.

6. Method of Exercise and Payment. Subject to Section 15.8 of the Plan, this SAR shall be exercised by the Participant by delivering to the Company or its designated agent on any business day a written notice, in such manner and form as may be required by the Company, specifying the number of Shares subject to this SAR the Participant then desires to exercise (the “Exercise Notice”).

7. Forfeiture and Clawback. In the event the Company determines that the Participant has materially violated any of the provisions set forth in Section 8 hereto, and has failed to cure such violation within fifteen (15) days of written notice that is given within thirty (30) days of the Company becoming aware of such violation, unless otherwise determined by the Company, the following shall result:

(a) any outstanding portion of this SAR, whether vested or unvested, shall immediately be terminated and forfeited for no consideration,

(b) if the Participant has been distributed Shares under this SAR award and the Participant no longer holds some or all of such Shares, the Participant shall repay to the Company, in cash, within five (5) business days after demand is made therefore by the Company (which must be made within thirty (30) days of such failure to cure), an amount equal to the sum of (I) the total amount of any cash previously paid to the Participant hereunder; and (II) the total amount of any value received by the Participant upon any disposition of any Shares paid to the Participant hereunder; and

(c) if the Participant has been distributed Shares under this SAR award and the Participant (or any Participant Entities or Permitted Transferees (as such terms are defined in Annex A attached hereto)), continues to hold some or all of such Shares, the Participant shall forfeit and transfer to the Company for no consideration such Shares. If the Participant fails to deliver all or any of the Shares within the time period set forth under this Section 7(c) or under Section 7 of Annex A, then the Secretary of the Company shall be authorized to effect the Company’s repurchase of such Shares on the Company’s books and records, without further notice.

8. Restrictive Covenants. As a condition to the receipt of the SARs and/or exercise of the SARs, the Participant agrees as follows:

(a) Confidentiality, Non-Disclosure and Non-Competition Agreement. The Company and the Participant acknowledge and agree that during the Participant’s employment with the Company, the Participant will have access to and may assist in developing Confidential Information and will occupy a position of trust and confidence with respect to the affairs and business of the Company and its Affiliates. The Participant agrees that the obligations set forth in this Section 8 are necessary to preserve the confidential and proprietary nature of Confidential Information and to protect the Company and its Affiliates against harmful solicitation of employees and customers, harmful competition and other actions by the Participant that would result in serious adverse consequences for the Company and its Affiliates.

(b) Non-Disclosure. During and after the Participant’s employment with the Company, the Participant will not use, disclose, copy or transfer any Confidential Information other than as authorized in writing by the Company or within the scope of the Participant’s duties with the Company as determined reasonably and in good faith by the Participant. Anything herein to the contrary notwithstanding, the provisions of this Section 8(b) shall not apply (i) when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order the Participant to disclose or make accessible any information; provided that prior to any such disclosure the Participant shall provide the Company with reasonable notice of the requirements to disclose and an opportunity to object to such disclosure and the Participant shall cooperate with the Company in filing such objection; or (ii) as to information that becomes generally known to the public or within the relevant trade or industry other than due to the Participant’s violation of this Section 8(b).

(c) Materials. The Participant will use Confidential Information only for normal and customary use in the Company’s business, as determined reasonably and in good faith by the Company. The Participant will return to the Company all Confidential Information and copies thereof and all other property of the Company or any of its Affiliate at any time upon the request of the Company and in any event immediately after termination of Participant’s employment. The Participant agrees to identify and return to the Company any copies of any Confidential Information after the Participant ceases to be employed by the Company. Anything to the contrary notwithstanding, nothing in this Section 8 shall prevent the Participant from retaining a home computer (provided all Confidential Information has been removed), papers and other materials of a personal nature, including diaries, calendars and Rolodexes, information relating to his/her compensation or relating to reimbursement of expenses, information that may be needed for tax purposes, and copies of plans, programs and agreements relating to his/her employment.

(d) No Solicitation or Hiring of Employees. During the Non-Compete Period, the Participant shall not solicit, entice, persuade or induce any individual who is employed by the Company or its Affiliates (or who was so employed within twelve (12) months prior to the Participant’s action) to terminate or refrain from continuing such employment or to become employed by or enter into contractual relations with any other individual or entity other than the Company or its Affiliates, and the Participant shall not hire, directly or indirectly, for himself or any other person, as an employee, consultant or otherwise, any such person. Anything to the contrary notwithstanding, the Company agrees that (i) the Participant’s responding to an unsolicited request from any former employee of the Company for advice on employment matters; and (ii) the Participant’s responding to an unsolicited request for an employment reference regarding any former employee of the Company from such former employee, or from a third party, by providing a reference setting forth his/her personal views about such former employee, shall not be deemed a violation of this Section 8(d); in each case, to the extent the Participant does not encourage the former employee to become employed by a company or business that employs the Participant or with which the Participant is otherwise associated (including, but not limited to, association as a sole proprietor, owner, employer, partner, principal, investor, joint venturer, shareholder, associate, employee, member, consultant, contractor, director or otherwise).

(e) Non-Competition.

(i) During the Non-Compete Period, the Participant shall not, directly or indirectly, (A) solicit, service, or assist any other individual, person, firm or other entity in soliciting or servicing any Customer for the purpose of providing and/or selling any products that are provided and/or sold by the Company or its subsidiaries, or performing any services that are performed by the Company or its subsidiaries, (B) interfere with or damage (or attempt to interfere with or damage) any relationship and/or agreement between the Company or its subsidiaries and any Customer or (C) associate (including, but not limited to, association as a sole proprietor, owner, employer, partner, principal, investor, joint venturer, shareholder, associate, employee, member, consultant, contractor, director or otherwise) with any Competitive Enterprise; provided, however, that Participant may own, as a passive investor, securities of any such entity that has outstanding publicly traded securities so long as his/her direct holdings in any such entity shall not in the aggregate constitute more than 1% of the voting power of such entity. The Participant agrees that, before providing services, whether as an employee or consultant, to any entity during the Non-Compete Period, he/she will provide a copy of this Agreement to such entity, and such entity shall acknowledge to the Company in writing that it has read this Agreement. The Participant acknowledges that this covenant has a unique, very substantial and immeasurable value to the Company, that the Participant has sufficient assets and skills to provide a livelihood for the Participant while such covenant remains in force and that, as a result of the foregoing, in the event that the Participant breaches such covenant, monetary damages would be an insufficient remedy for the Company and equitable enforcement of the covenant would be proper.

(ii) If the restrictions contained in Section 8(e)(i) shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive in any other respect, Section 8(e)(i) shall be modified to be effective for the maximum period of time for which it may be enforceable and over the maximum geographical area as to which it may be enforceable and to the maximum extent in all other respects as to which it may be enforceable.

(f) Conflicting Obligations and Rights. The Participant agrees to inform the Company of any apparent conflicts between the Participant’s work for the Company and any obligations the Participant may have to preserve the confidentiality of another’s proprietary information or related materials before using the same on the Company’s behalf. The Company shall receive such disclosures in confidence and consistent with the objectives of avoiding any conflict of obligations and rights or the appearance of any conflict of interest.

(g) Enforcement. The Participant acknowledges that in the event of any breach or threatened breach of this Section 8, the business interests of the Company and its Affiliates will be irreparably injured, the full extent of the damages to the Company and its Affiliates will be impossible to ascertain, monetary damages will not be an adequate remedy for the Company and its Affiliates, and the Company will be entitled to enforce this Agreement by a temporary, preliminary and/or permanent injunction or other equitable relief, without the necessity of posting bond or security, which the Participant expressly waives. The Participant understands that the Company may waive some of the requirements expressed in this Agreement, but that such a waiver to be effective must be made in writing and should not in any way be deemed a waiver of the Company’s right to enforce any other requirements or provisions of this Agreement. The Participant agrees that each of the Participant’s obligations specified in this Agreement is a separate and independent covenant and that the unenforceability of any of them shall not preclude the enforcement of any other covenants in this Agreement.

9. Conditions. As a condition to the receipt of this SAR award, the Participant acknowledges and agrees to be bound by the terms set forth in Sections 9(a) and 9(b) below.

(a) Release of Prior Awards. By acceptance of this SAR award, the Participant hereby releases any rights and/or claims the Participant may have associated with, or in any way related to, any equity awards granted by the Company or any of its Affiliates prior to the Effective Date of the Plan.

(b) Management Stockholder’s Agreement. In consideration of this SAR award, the Participant agrees to be bound by the terms of Annex A attached hereto, which is incorporated in, and made a part of, this Agreement.

10. Non-transferability.

(a) Restriction on Transfers. Except as provided in Section (b) below, this SAR, and any rights or interests therein, (i) shall not be sold, exchanged, transferred, assigned or otherwise disposed of in any way at any time by the Participant (or any beneficiary(ies) of the Participant), other than by testamentary disposition by the Participant or by the laws of descent and distribution, (ii) shall not be pledged or encumbered in any way at any time by the Participant (or any beneficiary(ies) of the Participant) and (iii) shall not be subject to execution, attachment or similar legal process. Any attempt to sell, exchange, pledge, transfer, assign, encumber or otherwise dispose of this SAR, or the levy of any execution, attachment or similar legal process upon this SAR, contrary to the terms of this Agreement and/or the Plan, shall be null and void and without legal force or effect.

(b) Permissible Transfers. During the Participant’s lifetime, the Participant may, with the consent of the Committee, transfer without consideration all or any portion of this SAR to one or more members of his/her Immediate Family, to a trust established for the exclusive benefit of one or more members of his/her Immediate Family, to a partnership in which all the partners are members of his/her Immediate Family, or to a limited liability company in which all the members are members of his/her Immediate Family.

(c) Company Rights. Notwithstanding anything herein to the contrary, the Participant, and any permitted transferee, shall be subject to the Company’s call rights and rights of first refusal set forth in Annex A.

11. Entire Agreement; Amendment. This Agreement, together with the Plan contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter. The Committee shall have the right, in its sole discretion, to modify or amend this Agreement from time to time in accordance with and as provided in the Plan. This Agreement may also be modified or amended by a writing signed by both the Company and the Participant. The Company shall give written notice to the Participant of any such modification or amendment of this Agreement as soon as practicable after the adoption thereof.

12. Acknowledgment of Employee. The award of this SAR does not entitle Participant to any benefit other than that granted under this Agreement. Any benefits granted under this Agreement are not part of the Participant’s ordinary salary, and shall not be considered as part of such salary in the event of severance, redundancy or resignation. Participant understands and accepts that the benefits granted under this Agreement are entirely at the discretion of the Company and that the Company retains the right to amend or terminate this Agreement and the Plan at any time, at its sole discretion and without notice.

13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without reference to the principles of conflict of laws thereof.

14. Withholding of Tax.

(a) General. As a condition to the distribution of Shares to the Participant, the Participant shall be required to pay in cash, or to make other arrangements satisfactory to the Company (including, without limitation, authorizing withholding from payroll and any other amounts payable to the Participant), an amount sufficient to satisfy any federal, provincial, state, local and foreign taxes of any kind (including, but not limited to, the Participant’s FICA and SDI obligations) which the Company, in its sole discretion, deems necessary to comply with the Code and/or any other applicable law, rule or regulation with respect to the SAR. Unless the tax withholding obligations of the Company are satisfied, the Company shall have no obligation to issue a certificate or book-entry transfer for such Shares.

(b) Shares Not Publicly Traded. Notwithstanding anything to the contrary in Section 14(a), in the event the Shares are not listed for trading on an established securities exchange on the date the SARs are required to be settled then the Company shall, at the request of the Participant, deduct or withhold Shares having a Fair Market Value equal to the minimum amount required to be withheld to satisfy any federal, state, local and foreign taxes of any kind (including, but not limited to, the Participant’s FICA and SDI obligations) which the Company, in its sole discretion, deems necessary to comply with the Code and/or any other applicable law, rule or regulation with respect to this SAR.

15. No Right to Employment. Any questions as to whether and when there has been a termination of such employment and the cause of such termination shall be determined in the sole discretion of the Committee. Nothing in this Agreement shall interfere with or limit in any way the right of the Company to terminate the Participant’s employment or service at any time, for any reason and with or without cause.

16. Notices. Any Exercise Notice or other notice which may be required or permitted under this Agreement shall be in writing, and shall be delivered in person or via facsimile transmission, overnight courier service or certified mail, return receipt requested, postage prepaid, properly addressed as follows:

(a) If such notice is to the Company, to the attention of the General Counsel of the Company or at such other address as the Company, by notice to the Participant, shall designate in writing from time to time.

(b) If such notice is to the Participant, at his/her address as shown on the Company’s records, or at such other address as the Participant, by notice to the Company, shall designate in writing from time to time.

17. Compliance with Laws. The issuance of this SAR (and the Shares upon exercise of this SAR) pursuant to this Agreement shall be subject to, and shall comply with, any applicable requirements of any foreign and U.S. federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act of 1933, as amended, the 1934 Act and in each case any respective rules and regulations promulgated thereunder) and any other law or regulation applicable thereto. The Company shall not be obligated to issue this SAR or any of the Shares pursuant to this Agreement if any such issuance would violate any such requirements.

18. Binding Agreement; Assignment. This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns. The Participant shall not assign (except as provided by Section 10 hereof) any part of this Agreement without the prior express written consent of the Company.

19. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

20. Headings. The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

21. Further Assurances. Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as either party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan and the consummation of the transactions contemplated thereunder.

22. Severability. The invalidity or unenforceability of any provisions of this Agreement, including, without limitation Section 8, in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

23. Definitions. Any capitalized term not defined in this Agreement shall have the same meaning as is ascribed thereto in the Plan. For purposes of this Agreement, the following words and phrases shall have the following meanings, unless a different meaning is plainly required by the context:

(a) “Cause” means (i) in the event the Participant is a party to an employment agreement between the Participant and the Company on the Grant Date (the “Employment Agreement”), “Cause” as defined under the Employment Agreement as in effect on the Grant Date; or (ii) in the event the Participant is not a party to the Employment Agreement on the Grant Date, “Cause” shall have the meaning set forth in the Plan.

(b) “Competitive Enterprise” means a business enterprise that engages in, or owns or controls a significant interest in any entity that engages in the, the sale or manufacture of entryway doors or door components or other products that are manufactured and sold by the Company and its subsidiaries during the time the Participant was employed by the Company or its subsidiaries, and does business (the “Company’s Business”) (a) in the United States of America, (b) Canada or (c) any other country where the Company or its subsidiaries operates facilities or sells products, but only if the Participant had operational, financial reporting, marketing or other responsibility or oversight for the facility or business in the respective country. Notwithstanding the foregoing, in the event an business enterprise has one or more lines of business that do not involve the Company’s Business, the Participant shall be permitted to associate with such business enterprise if, and only if, the Participant does not participate in, or have supervisory authority with respect to, any line of business involving the Company’s Business.

(c) “Confidential Information” means all non-public information concerning trade secrets, know-how, software, developments, inventions, processes, technology, designs, financial data, strategic business plans or any proprietary or confidential information, documents or materials in any form or media, including any of the foregoing relating to research, operations, finances, current and proposed products and services, vendors, customers, advertising and marketing, and other non-public, proprietary, and confidential information of the Company or its Affiliates. Notwithstanding anything to the contrary contained herein, the general skills, knowledge and experience gained during the Participant’s employment with the Company, information publicly available or generally known within the industry or trade in which the Company competes and information or knowledge possessed by the Participant prior to his/her employment by the Company, shall not be considered Confidential Information.

(d) “Customer” means any person, firm, corporation or other entity whatsoever to whom the Company or its subsidiaries provided services or sold any products to within a twelve month period on, before or after the Participant’s date of Termination.

(e) “Extraordinary Distribution” means a distribution excluding an ordinary dividend, stock split or stock dividend, as defined pursuant to Section 424 of the Code.

(f) “Good Reason” means (i) in the event the Participant is a party to the Employment Agreement “Good Reason” as defined under the Employment Agreement as in effect on the Grant Date; or (ii) in the event the Participant is not a party to the Employment Agreement as in effect on the Grant Date, “Good Reason” shall have the meaning set forth in the Plan.

(g) “Non-Compete Period” means (i) the period during which the Participant is subject to Section 7 of the Employment Agreement or (ii) if the Employment Agreement is not in effect on the Participant’s date of termination of employment or if the Participant is not a party to the Employment Agreement “Non-Compete Period” shall mean the period commencing on the Grant Date and ending twelve (12) months after the Participant’s date of termination of employment.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

MASONITE WORLDWIDE HOLDINGS INC.

By:

Name:

Title:

PARTICIPANT

Name:

Social Security Number: